EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Rent-A-Center Terminates Merger Agreement with Vintage Capital

Rent-A-Center will hold conference call to discuss its 2019 financial forecast

PLANO, Texas—December 18, 2018—Rent-A-Center, Inc. (NASDAQ/NGS:RCII) (“Rent-A-Center” or the “Company”), a leader in the rent-to-own industry, today announced that the Company has terminated the Agreement and Plan of Merger (the “Merger Agreement”), dated June 17, 2018, by and among the Company and certain affiliates of Vintage Capital Management, LLC (collectively, “Vintage Capital”). Rent-A-Center did not receive an extension notice from Vintage Capital at or prior to 11:59 p.m., Eastern Time, on December 17, 2018, which was the deadline set forth in the Merger Agreement for either party to provide notice to the other of its election to extend the end date in the Merger Agreement to March 17, 2019 due to the continued pendency of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, resulting from the previously disclosed Second Request received by the parties from the Federal Trade Commission in connection with the pending transaction.

In light of the current financial and operational performance of the Company, the Board of Directors of Rent-A-Center determined not to exercise its right to extend the end date and instead elected to exercise the Company’s right to terminate the Merger Agreement. Accordingly, Rent-A-Center notified Vintage Capital today of Rent-A-Center’s termination of the Merger Agreement and noted Vintage Capital’s obligation under the terms of the Merger Agreement to pay the Company a reverse breakup fee of $126,500,000 within three business days. The Company will be hosting a conference call to discuss its 2019 financial forecast on Thursday morning, December 20, 2018, at 8:30 a.m. Eastern Time.

Webcast Information

Rent-A-Center will host a conference call on Thursday, December 20, 2018, at 8:30 a.m. Eastern Time to discuss its 2019 financial forecast. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website. The Company will issue an additional press release providing specific information for individuals that wish to access the upcoming conference call by telephone.

About Rent-A-Center, Inc.

A rent-to-own industry leader, Plano, Texas-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 2,350 stores in the United States, Mexico, Canada and Puerto Rico, and approximately 1,200 Acceptance Now kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 250 rent-to-own stores operating under the trade names of “Rent-A-Center,” “ColorTyme,” and “RimTyme.” For additional information about the Company, please visit its website at www.rentacenter.com.

Forward-Looking Statements

This press release contains a forward-looking statement. The Company believes that the expectations reflected in such forward-looking statement are accurate. However, there can be no assurance that such expectations will occur.

Contacts

Investors:

Rent-A-Center, Inc.

Maureen Short, 972-801-1899

Interim Chief Financial Officer

maureen.short@rentacenter.com